Exhibit 10.25

Account Purchase Agreement

1.	Parties. The parties to this Account Purchase Agreement ("Agreement") are as follows:

a.	Crown Financial, LLC ("Crown"); and
b.	All American Plazas, Inc. ("All American").

The parties agree as follows:

2.	Definitions. The following terms are defined for the purposes of this Agreement:

a.
"Account Schedule" means the schedule provided periodically by All American pursuant to this Agreement. Account Schedules shall identify all uncollected accounts receivable produced or owned by All American and provide an aging on those accounts. "Account Schedule" includes the Initial Account Schedule.

b.	"Accounts" shall mean the accounts shown in the current Account Schedule.
c.	"Coverage Ratio" shall mean the ratio of the amount of Eligible Accounts to the amount of the Outstanding Advance.
d.	"Default" shall have the meaning set forth in Section 10, Default.
e.	"Direct Account Debtors" shall mean the account debtors on the Direct Accounts.
f.	"Direct Accounts" shall mean the 15 Accounts shown on the current Account Schedule with the largest value for the corresponding Eligible Account.
g.	"Direct Expenses" shall mean expenses described in Section 6, Fees and Expenses.
h.	"Eligible Accounts" shall be the portions of Accounts with an aging that is less than 60 days that Crown does not reasonably deem to be doubtful of collection.
i.	"Initial Account Schedule" shall mean the Account Schedule provided by All American in connection with the closing of this Agreement and attached as Schedule A to this Agreement.
j.	"Initial Advance" shall be the lesser of 80% of the sum of Eligible Accounts on the Initial Account Schedule or $1,275,000.
k.	"Outstanding Advance" shall mean the Initial Advance by Crown pursuant to this Agreement plus any additional advances less any payments received by Crown, net of fees and expenses.
1.	"Repurchase Price" shall have the meaning set forth in Section 12, Repurchase.
m.	"True Up" shall mean the process specified in Section 7, True-Up.
n.	"Wind Up Period" shall mean the period described in Section 10, Termination and Wind-Up.

3.	Conditions to Funding. Each of the following are a condition to funding the Initial Advance:

a.
All American shall have provided an irrevocable instruction to each of the Direct Account Debtors to make payment directly to Crown and Crown shall have received from each of the Direct Account Debtors acknowledgment of that instruction and confirmation of the amount of the account and that the account is not subject to dispute or offset.

b.	Crown and All American shall have entered into a Security Agreement and Mortgage in form and substance satisfactory to Crown.
c.	Crown shall have received a personal guaranty from Frank Nocito in form and substance satisfactory to it.
d.	Crown shall have confirmed to its satisfaction the accuracy of the Initial Account Schedule.

4.	Initial Account Purchase and Acquisition of New Accounts

a.	At the closing of this Agreement, Crown shall purchase the Accounts listed on the Initial Account Schedule by paying to All American the Initial Advance.
b.	During the term of this Agreement and without additional payment, Crown shall acquire ownership of any new accounts originated by All American.

5.	Reporting.

a.
On the first business day of each month while this Agreement is in force, All American shall provide to Crown an updated and current Account Schedule current as of the end of the immediately preceding month including the following: (i) the information on the Initial Account Schedule as to all Accounts (including Accounts originated in the preceding month); (ii) all collections on the Accounts in the preceding month; (iii) the amounts remaining outstanding on each Account; and (iv) whether any Account is doubtful of collection.

b.
All American shall also provide, within two business days of request by Crown, all available information for any of the Accounts, including any supporting or backup documents for each individual Account and the contents of the vendor file for the account debtor.

c.	By the twenty-fifth day of each month, All American shall provide Crown with a Balance Sheet and Income Statement for the previous month.

6.	Fees and Expenses

a.	All American shall pay to Crown $2,500 for expenses associated with this transaction.
b.	All American shall pay to Crown on the 15th and the 30th of each month that this Agreement is in effect, a fee equal to 2.5% of the Outstanding Advance for the preceding period.
c.
All American shall owe Crown a minimum fee equal to 15% of the Initial Advance for the first 90 days of this Agreement, whether or not All American elects to pay off the obligation within 90-days of the start of the agreement.

d.
Notwithstanding the foregoing, All American shall pay Crown a fee on January 15, 2007 equal to a per diem rate of 0.166% applied to the Initial Advance for the period from the funding of the Initial Advance to January 15, 2007.

e.
Crown shall also be entitled to recoup from All American any expenses that Crown incurs pursuant to the Security Agreement as well as direct out of pocket expenses incurred by Crown to remedy or mitigate the results of any breaches of warranties or falsity of representations by All American under this Agreement.

7.	True Up: On February 1, 2007 and on and 1st of each following month, Crown and All American shall undertake the following:

a.	All American shall certify to Crown that is has complied with its warranties and that its representations remain true and correct.
b.
Crown shall calculate the amount of the Outstanding Advance for each day of the preceding period. The amount of the Outstanding Advance on any particular day shall be reduced by the amount of payments on Direct Accounts received by Crown prior to that day.

c.
Crown shall determine the fee due it using the percentage set forth in Section 6, Fees and Expenses, pro-rated over the preceding period and applied to the amount of the Outstanding Advance for each day of the preceding period. Crown shall also determine the amount of Direct Expenses, if any, to which it is entitled.

d.
Crown shall retain payments in an amount equal to the fees and Direct Expenses from collections on Direct Accounts. If the event that funds available to Crown from collections on Direct Accounts are insufficient to pay Crown its fees and Direct Expenses, All American shall pay to Crown any deficiency within three business days of Crown's demand.

e.
Crown shall then calculate the Coverage Ratio. Within three business days of the end of the preceding period, Crown shall provide this calculation to All American along with a schedule of payments it received on Direct Accounts for the preceding period and copies of its calculations of fees and support for its determination of Direct Expenses.

8.	Coverage Ratio Below 125%. If the Coverage Ratio calculated by Crown falls below 125%, Crown may, at its option,

a.	Require All American to repurchase the Accounts pursuant to the provisions of Section 12 below; or
b.	Require All American to make additional payments direct to Crown to reduce the amount of the Outstanding Advance so that the Coverage Ratio increases to 125%.

9.
Coverage Ratio Greater than 125%. If the Coverage Ration calculated by Crown is greater than 125%, then Crown at its option may make additional advances to All American to reduce the amount of the Coverage Ratio; or

10.	Default. Each of the following events shall be considered a Default on this Agreement:

a.	Failure of All American to pay timely any amount due under this agreement.
b.	Failure of All American to observe any of the terms of this agreement.
c.	Breach of any warranty made by All American under this Agreement.
d.	The falsity of any representation made by All American pursuant to this Agreement.

e.	Crown reasonably deems itself insecure in connection with the repurchase obligation under this Agreement.

11.	Termination and Winding Up.

a.	Crown may terminate this Agreement in any of the following events:
i.	The Coverage Ratio drops below 125% and is not restored to 125% or more within one week;
ii.	The Occurrence of a Default as defined in Section 10, Default; or
iii.	Crown has exercised its option to require repurchase pursuant to Section 12, Repurchase.
b.	This Agreement will terminate 6 months from the date of closing unless extended by the written consent of both parties.
c.
After termination of this Agreement, the parties will wind up their relationship. The Wind Up Period shall continue until either the amount of the Outstanding Advance has been reduced to zero and Crown has recovered all fees and Direct Expenses to which it is entitled or until the repurchase obligation has been closed and funded. During the Wind Up Period, fees shall continue to accrue on the amount of the Outstanding Advance and Crown shall be entitled to recover Direct Expenses. During the Wind Up Period, the parties shall continue to be bound by the terms of this Agreement, except that Crown shall not be obligated by Section 9, Coverage Ratio Greater than 125%.

12.
Repurchase Obligation. In the event of a Default under this Agreement or in the event of Termination of this Agreement, Crown may require All American to repurchase from it the-Accounts and its other rights under this Agreement and the documents executed pursuant to it. If Crown exercises its right to require repurchase, All American shall pay the Repurchase Price to Crown within three business days of exercise. The Repurchase Price shall be the amount of the Outstanding Advance plus any fees and Direct Expenses due to Crown. Until Crown has received the Repurchase Price, however, it shall be entitled to collect the Accounts, but the amounts so received by Crown shall reduce the amount of the Outstanding Advance.

13.
Exclusivity:During the term of this Agreement, All American shall not deal with any other factors or assign any other accounts, contract rights, or monies due it without the express written consent of Crown.

14.	Representations and Warranties. All American represents and warrants to Crown the following:

a.	The Initial Account Schedule and each Account Schedule subsequently provided by All American shall be complete and accurate and shall correctly represent all accounts receivable.
b.	The Coverage Ratio shall not fall below 125%.
c.	All American shall not compromise any Account with the associated account debtor without the prior written consent of Crown.
d.
Contemporaneously with this Agreement, All American is also executing a Mortgage of two properties to secure its repurchase obligation under this Agreement. The two properties that are the subject of that Mortgage are commonly known as Strattanville and Frystown Gables, and are legally described in Exhibit A to that Mortgage. The Strattanville and Frystown Gables properties have appraised at over $10,000,000, collectively, and the amount due on the prior debt on both properties is $6,500,000. All American will pay this prior debt when it is due.

e.	The letters of instruction sent to Account Debtors with respect to where payments on account shall not be rescinded or altered by All American and will continue in force until released by Crown.

15.	Miscellaneous.

a.	Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Texas.
b.	Account Purchase. This Agreement is an account purchase transaction pursuant to the Texas Finance Code.
c.
Wavier. The waiver by Crown of any breach or default of this Agreement on the part of All American shall not be construed as a waiver of any subsequent breach or default. Moreover, the failure by Crown to exercise any right or remedy hereunder shall not operate as a waiver of such right in the future, and all rights and remedies herein provided are cumulative.

d.
Entire Agreement. This Agreement, along with the documents executed pursuant to or in connection with it, is the entire agreement of the parties and may only be amended or modified by a writing signed by the party or parties sought to be bound.

e.	Notice:

i. If to Crown:	Mr. Richard D. Tribe
Crown Financial, LLC
16420 Park Ten Place, Suite 125
Houston, Texas 77084
281.646.2905
281.646.2909 fax
dtribe@crownfinancialhouston.com

wire transfer instructions:	Sterling Bank - Houston, Texas
ABA # 113 005 549
Credit the Account of
Crown Financial, LLC
Acct. # 171 013 174

ii. If to All American:	Attn: Tom Mattingly
and Richard Mitstifer
All American Plazas, Inc.
P.O. Box 302,
Bethel, PA 195070302.
2210 Camp Swatara Road
Meyerstown, PA 17067

With a copy to:
Jonathan Austern
2 Taconic Court
PO Box 558
Wading River, NY 11792
austernaustern@aol.com

f.	Wire Transfer. All advances, fee payments and repurchases shall be by wire transfer pursuant to the instructions as set forth above.

Agreed as of this    8th   day of January 2007:

Crown Financial, LLC	All American Plazas, Inc.

/s/ Richard D. Tribe	/s/ Richard Mitstifer
By: Richard D. Tribe	By: Richard Mitstifer
Its Manager	Its President